                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              CITRIX SYSTEMS, INC.,

                          SOUNDGARDEN ACQUISITION CORP.

                                       AND

                          SEQUOIA SOFTWARE CORPORATION

                                 MARCH 20, 2001

                                TABLE OF CONTENTS
                                                                            Page
ARTICLE I....................................................................5
  SECTION 1.1  The Offer.....................................................5
  SECTION 1.2  Offer Documents...............................................6
  SECTION 1.3  Company Actions...............................................7
  SECTION 1.4  Directors.....................................................8
ARTICLE II  The Merger.......................................................9
  SECTION 2.1  The Merger....................................................9
  SECTION 2.2  Effective Time; Closing.......................................9
  SECTION 2.3  Effect of the Merger..........................................9
  SECTION 2.4  Certificate of Incorporation; Bylaws..........................9
  SECTION 2.5  Directors and Officers.......................................10
  SECTION 2.6  Effect on Capital Stock......................................10
  SECTION 2.7  Payment for Shares...........................................10
  SECTION 2.8  Stock Transfer Books.........................................12
  SECTION 2.9  Stock Options................................................12
  SECTION 2.10  Dissenting Shares...........................................13
ARTICLE III  Representations and Warranties of Company......................14
  SECTION 3.1  Organization; Subsidiaries...................................14
  SECTION 3.2  Company Capitalization.......................................15
  SECTION 3.3  Obligations With Respect to Capital Stock....................16
  SECTION 3.4  Authority; Non-Contravention.................................17
  SECTION 3.5  SEC Filings; Company Financial Statements....................18
  SECTION 3.6  Absence of Certain Changes or Events.........................19
  SECTION 3.7  Taxes........................................................20
  SECTION 3.8  Properties...................................................23
  SECTION 3.9  Intellectual Property........................................23
  SECTION 3.10  Compliance with Laws........................................27
  SECTION 3.11  Litigation..................................................27
  SECTION 3.12  Employee Benefit Plans......................................28
  SECTION 3.13  Certain Agreements..........................................32
  SECTION 3.14  Brokers' and Finders' Fees..................................33
  SECTION 3.15  Insurance...................................................33
  SECTION 3.16  Disclosure..................................................33
  SECTION 3.17  Fairness Opinion............................................33
  SECTION 3.18  Related Party Transactions..................................33
  SECTION 3.19  Joint Ventures; Partnerships and Similar Arrangements.......34
ARTICLE IV  Representations and Warranties of Parent and Merger Sub.........34
  SECTION 4.1  Organization, Standing and Power.............................34
  SECTION 4.2  Authority; Non-Contravention.................................34
  SECTION 4.3  Information Supplied.........................................35
  SECTION 4.4  Board Recommendation.........................................36
  SECTION 4.5  Brokers' and Finders' Fees...................................36
  SECTION 4.6  Funds Available..............................................36
  SECTION 4.7  SEC Filings; Parent Financial Statements.....................36

  SECTION 4.8  Litigation...................................................36
ARTICLE V  Conduct Prior to the Effective Time..............................37
  SECTION 5.1  Conduct of Business by the Company...........................37
ARTICLE VI  Additional Agreements...........................................40
  SECTION 6.1  Preparation of the Proxy Statement; Company Stockholders
                 Meeting; Merger without a Company Stockholders Meeting.....40
  SECTION 6.2  Antitrust Filings; Other Filings.............................41
  SECTION 6.3  No Solicitation..............................................41
  SECTION 6.4  Obligations of Merger Sub....................................43
  SECTION 6.5  Voting of Shares.............................................44
  SECTION 6.6  Confidentiality; Access to Information.......................44
  SECTION 6.7  Public Disclosure............................................44
  SECTION 6.8  Reasonable Efforts; Notification.............................44
  SECTION 6.9  Indemnification..............................................46
  SECTION 6.10  Takeover Statutes...........................................46
  SECTION 6.11  Certain Employee Benefits...................................47
  SECTION 6.12  Employment, Noncompetition, and Other Agreements............48
  SECTION 6.13  Limitation on the Company's Legal and Investment Banking
                  Fees......................................................48
  SECTION 6.14  Transfer Tax................................................48
  SECTION 6.15  Change of Control...........................................48
  SECTION 6.16  Silicon Valley Bank.........................................48
  SECTION 6.17  Appointment of Director.....................................49
ARTICLE VII  Conditions to the Merger.......................................49
  SECTION 7.1  Conditions to Obligations of Each Party to Effect the Merger.49
ARTICLE VIII  Termination, Amendment and Waiver.............................49
  SECTION 8.1  Termination..................................................49
  SECTION 8.2  Notice of Termination; Effect of Termination.................51
  SECTION 8.3  Fees and Expenses............................................51
  SECTION 8.4  Amendment....................................................51
ARTICLE IX  General Provisions..............................................51
  SECTION 9.1  Non-Survival of Representations and Warranties...............51
  SECTION 9.2  Notices......................................................52
  SECTION 9.3  Interpretation; Certain Defined Terms........................52
  SECTION 9.4  Counterparts.................................................53
  SECTION 9.5  Entire Agreement; Third Party Beneficiaries..................53
  SECTION 9.6  Severability.................................................54
  SECTION 9.7  Other Remedies; Specific Performance.........................54
  SECTION 9.8  Governing Law................................................54
  SECTION 9.9  Rules of Construction........................................54
  SECTION 9.10  Assignment..................................................54
  SECTION 9.11  Waiver of Jury Trial........................................55

Annex A

Exhibit A...Stockholders Agreement
Exhibit B...Transaction Option Agreement

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 20, 2001, among Citrix Systems, Inc., a Delaware corporation ("Parent"), Soundgarden Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Sequoia Software Corporation, a Maryland corporation ("Company").

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Agreement;

      WHEREAS, to effectuate the acquisition, Parent and the Company each desire that Merger Sub commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $.001 per share, of the Company (the "Shares" or "Company Common Stock"), upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2), and the Board of Directors of the Company has approved such tender offer and agreed to recommend to its stockholders that they accept the tender offer and tender their Company Common Stock pursuant thereto;

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition of and inducement to Parent and Merger Sub entering into this Agreement (i) the Company (solely with respect to Section 5 of such agreement) and certain beneficial and record holders of the Company Common Stock are entering into an agreement, dated as of the date hereof, in the form of Exhibit A hereto (the "Stockholders Agreement") providing for the tender of the Shares held by such stockholders pursuant to the Offer (as defined in Section 1.1) and certain other matters with respect to their Shares and (ii) the Company has approved the execution and delivery of the Stockholders Agreement by the parties thereto;

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a further condition of and inducement to Parent and Merger Sub entering into this Agreement (i) Parent and the Company are entering into an agreement, dated as of the date hereof, in the form of Exhibit B hereto (the "Transaction Option Agreement"), pursuant to which the Company is granting Parent an option to purchase shares of Company Common Stock, exercisable in certain circumstances as provided therein, and (ii) the Company has approved the execution and delivery of the Transaction Option Agreement by the parties thereto; and

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger (as defined in Section 2.1) and also to prescribe various conditions to consummation thereof.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Stockholders Agreement and the Transaction Option Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

SECTION 1.1 The Offer.

      (a) As promptly as practicable but in no event later than five (5) business days after the public announcement (on the date hereof or the following business day) of the execution of this Agreement, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of the Company Common Stock at a price of $5.64 per share, net to the seller in cash (the "Offer Consideration"). The obligations of Parent and Merger Sub to commence the Offer, consummate the Offer, accept for payment and pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth on the Annex A hereto.

      (b) Parent and Merger Sub expressly reserve the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (and Parent shall not cause or permit Merger Sub to) (i) decrease the Offer Consideration or change the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change, in any material respect, the conditions to the Offer, (iii) impose additional conditions to the Offer, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of shares of Company Common Stock which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of expiration of the Offer (for the purposes of this Agreement, "on a fully-diluted basis" means, as of any date: the number of shares of Company Common Stock outstanding, together with Shares which the Company may be required to issue during the period beginning on that date and ending on June 30, 2001 pursuant to then vested and exercisable obligations outstanding under employee stock option agreements, plans or similar benefit plans, warrants or otherwise) (the "Minimum Condition"), (v) extend the expiration date of the Offer (except as set forth in the following two sentences), or (vi) amend any term of the Offer in any manner materially adverse to holders of shares of Company Common Stock; provided, however, that, except as set forth above, Merger Sub may waive any other condition to the Offer in its sole discretion. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Shares promptly after acceptance; provided that (x) Merger Sub may extend the Offer,
(1) in its sole discretion, for successive extension periods not in excess of three (3) business days (not to exceed six (6) business days in the aggregate) if, at the scheduled expiration date of the Offer or any extension thereof, the number of Shares validly tendered and not withdrawn is a number of Shares which, together with Shares then owned by Parent and Merger Sub, represents more than 60% but less than 71% of the Shares outstanding on a fully-diluted basis, or (2) with the prior written consent of the Company, which consent shall not be unreasonably withheld, for mutually agreed upon extension periods if any of the conditions to the Offer shall not have been satisfied, until such times as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the SEC. In addition, subject to Merger Sub's compliance with Rule 14d-11 promulgated under the Exchange Act, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act, of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares, which together with Shares then owned by Parent and Merger Sub, represents at least 90% of the Shares outstanding on a fully-diluted basis. The initial expiration date of the Offer shall be 20 business days from the commencement of the Offer.

      (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Merger Sub becomes obligated to accept for payment and pay for, pursuant to the Offer.

SECTION 1.2 Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO promulgated under Section 14(d)(1) of the Exchange Act (the "Schedule TO") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, shall conform in all material respects with the requirements of the Exchange Act and any other applicable law, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement or representation hereby is made or shall be made by Parent or Merger Sub with respect to information supplied by the Company expressly for inclusion in, or with respect to Company information derived from the Company's public filings with the United States Securities and Exchange Commission ("SEC") that is included or incorporated by reference in, the Offer Documents, (ii) deliver a copy of the Schedule TO to the Company at its principal executive office, (iii) give telephonic notice and mail to the National Association of Securities Dealers, Inc. (the "NASD") a copy of the Schedule TO in accordance with Rule 14d-3 promulgated under the Exchange Act, and (iv) mail the Offer Documents to the holders of Company Common Stock. Parent, Merger Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to Company's stockholders. Parent and Merger Sub agree to provide the Company and its counsel any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments including a copy of such comments that are made in writing.

SECTION 1.3 Company Actions. The Company hereby consents to the Offer and represents that (a) its Board of Directors (at a meeting duly called and held) has (excluding any member of the Board of Directors who has properly recused himself or herself from such determinations) (i) determined that each of this Agreement, the Transaction Option Agreement, the Stockholders Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the execution, delivery and performance of this Agreement, the Transaction Option Agreement, and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, and such approval constitutes approval of the foregoing for purposes of Section 3-603 of the Maryland General Corporation Law (as amended, the "MGCL"), and (iii) after considering its fiduciary duties under applicable law following consultation with counsel, resolved to recommend acceptance of the Offer, approval and adoption of this Agreement and the Stockholders Agreement and approval of the Merger by the holders of Company Common Stock (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations"), and (b) Lehman Brothers has delivered to the Board of Directors of the Company its written opinion that, as of the date thereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer is fair, from a financial point of view, to such holders. The Board of Directors of the Company shall not withdraw, modify or amend its approval or recommendation of the Offer, this Agreement, the Transaction Option Agreement, the Stockholders Agreement or the Merger unless the Board of Directors of the Company shall conclude in good faith following consultation with counsel that such action is necessary under applicable law in order to satisfy such Board's fiduciary duties. The Company hereby consents to the inclusion in the Offer Documents of the Recommendations. The Company hereby agrees to file with the SEC simultaneously with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such Recommendations of the Board of Directors of the Company in favor of the Offer and the Merger and otherwise complying with Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The Company, Parent and Merger Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Merger Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the

Offer, the Company shall promptly furnish, or cause its transfer agent to furnish, Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, in accordance with its terms, shall deliver promptly to the Company all copies of such information then in their possession or under their control.

SECTION 1.4  Directors.

      (a) Promptly following the acceptance for payment of, and full payment by, Parent or any of its subsidiaries of such number of shares of Company Common Stock which represents at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), and from time to time thereafter (the "Appointment Time"), Parent shall be entitled to designate such number of directors, rounded up to the next whole number as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (i) increasing the size of the Board of Directors of the Company or (ii) using its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company and shall cause Parent's designees promptly to be so elected. At the request of Parent, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9.

      (b) Following the election or appointment of Parent's designees pursuant to this Section 1.4 and prior to the Effective Time (as defined in Section 2.2) of the Merger, any (i) amendment or termination of this Agreement, (ii) extension for the performance or waiver of the obligations or other acts of Parent or Merger Sub, or (iii) waiver of the Company's rights hereunder shall require the concurrence of a majority of directors of the Company then in office who are "Continuing Directors". The term "Continuing Director" shall mean (i) each member of the Board of Directors of the Company on the date hereof and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the Board of Directors other than any director designated by Parent or its subsidiaries for appointment pursuant to this Section 1.4.

                                   ARTICLE II

                                   THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the MGCL and the Delaware General Corporation Law (as amended, the "DGCL"), at the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (Merger Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation").

SECTION 2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the Company and Merger Sub will file a certificate of merger, in such appropriate form as determined by the parties, (a) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Certificate of Merger"), and (b) with the State Department of Assessments and Taxation of the State of Maryland in accordance with the relevant provisions of the MGCL (the date and time of such later filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

SECTION 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the MGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

SECTION 2.4 Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of Merger
Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that at the Effective Time
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is "Sequoia Software Corporation".

      (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

SECTION 2.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

SECTION 2.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

      (a) Conversion of Company Common Stock. Each share of Company Common
Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and Dissenting Shares (as defined in Section 2.10), will be canceled and extinguished and automatically converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon, less any required withholding, transfer and other conveyance taxes, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.7 (the "Merger Consideration").

      (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

      (c) Options; Warrants. At the Effective Time, all options and warrants to purchase Company Common Stock then outstanding, whether (i) under the Company's 2000 Stock Incentive Plan (the "Company Stock Option Plan") or option agreements, (ii) pursuant to outstanding warrants or (iii) otherwise, shall be treated in accordance with Section 2.9 of this Agreement.

      (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

SECTION 2.7 Payment for Shares.

      (a) Paying Agent. Prior to the Effective Time, Merger Sub shall appoint a United States bank or trust company reasonably acceptable to the Company) to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Merger Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.6(a) and this
Section 2.7 to holders (other than the Company or any subsidiary of the Company or Parent, Merger Sub or any other subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of the Company Common Stock entitled thereto as contemplated by this Section. Parent and the Surviving Corporation shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 2.7, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

      (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company or any subsidiary of the Company or Parent, Merger Sub or any other subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be paid in cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.7(b), each Certificate (other than Certificates representing Shares owned by Parent or any subsidiary of Parent or held in the treasury of the Company) shall represent for all purposes only the right to receive the Merger Consideration.

      (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective

Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

      (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

      (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which the shares of Company Common Stock represented by such Certificates were converted; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

SECTION 2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

SECTION 2.9 Stock Options.

      (a) At the Effective Time, each holder of a then outstanding Company Option (as defined in Section 3.2), to the extent then exercisable, shall, in settlement thereof, receive for each Share subject to such Company Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Company Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"). Upon receipt of the Option Consideration, the Company Option shall be canceled. The Boards of Directors of each of

Parent, Merger Sub and the Company shall take all reasonable and necessary actions in order that, with respect to any person subject to Section 16(a) of the Exchange Act, any such amounts can be paid without liability to such person under Section 16(b) of the Exchange Act and Rule 16b-3(e) promulgated thereunder. The surrender of an exercisable Company Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option. Prior to the Effective Time, Parent shall grant to the Company's employees options to purchase Parent common stock, par value $.001 per share ("Parent Common Stock"), in such amounts, at such exercise prices, and on such terms as will be determined by Parent with the advice of the Company, such grants to be effective as of the Effective Time. Parent shall be entitled to require as a condition of making any such grant of options to any such Company employee that such employee execute an agreement terminating such employee's rights to all Company Options that are outstanding but not exercisable at the Effective Time. Any such outstanding Company Option not exercisable at the Effective Time that is not terminated pursuant to such an agreement shall be assumed by Parent at the Effective Time, and shall be exercisable (in accordance with the terms of such Company Option) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio. The exercise price per share applicable to each Company Option will be determined by dividing the exercise price per share of the Company Option by the Option Exchange Ratio, and rounding up to the nearest whole cent. The "Option Exchange Ratio" means (i) $5.64 divided by (ii) the average of the closing prices of Parent Common Stock on the Nasdaq National Market during the 20 trading days immediately prior to the Effective Time.

      (b) At the Effective Time, each holder of a then outstanding Company Warrant (as defined in Section 3.2), shall have the right to purchase, in lieu of Warrant Securities (as defined in the Company Warrant) on the same terms and conditions (including exercise price) as contained in such Company Warrant, an amount in cash equal to the Offer Consideration multiplied by the number of Warrant Securities such Company Warrant would have been exercisable for prior to the Effective Time. Prior to the Effective Time, the Company shall provide all necessary notices to and obtain all necessary consents or releases from holders of each Company Warrant in accordance with the terms thereof and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.9. The Company shall take all action necessary to ensure that following the Effective Time no holder of a Company Warrant shall have any right thereunder to acquire securities of the Company, the Surviving Corporation or any subsidiary thereof.

SECTION 2.10 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, to the extent that Section 3-202 of the MGCL applies to the Merger, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with
Section 3-202 of the MGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 3-202, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 3-202 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As of the date of this Agreement, the Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter delivered by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company in such person's capacity as an officer and not as an individual (the "Company Disclosure Schedule"), as follows:

SECTION 3.1 Organization; Subsidiaries.

      (a) The Company and each of its subsidiaries identified in Section
3.1(a) of the Company Disclosure Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.3) on the Company. Section 3.1(a) of the Company Disclosure Schedule indicates the jurisdiction of organization of each subsidiary of the Company and the Company's direct or indirect equity interest therein. Attached to Section 3.1(a) of the Company Disclosure Schedule are complete and correct copies of the Certificate of Incorporation and By-laws of the Company, and the Company has made available to Parent similar governing instruments of each of its subsidiaries (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect.

      (b) Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries identified in Section 3.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of the Company. Neither the Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future material investment in or material capital contribution to any other entity. Neither the Company, nor any of its subsidiaries, is a general partner of any general partnership, limited partnership or other similar entity.

SECTION 3.2 Company Capitalization.

      (a) The authorized capital stock of the Company consists solely of 150,000,000 shares of capital stock, all of which is currently classified as Company Common Stock, of which there were 30,950,135 shares issued and outstanding as of March 19, 2001. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company.

      (b) As of the close of business on March 19, 2001, 4,896,582 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan, option agreements, or otherwise (collectively, the "Company Options"). Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option;
(iv) the date on which such Company Option was granted or assumed; and (v) the date on which such Company Option expires. As of the close of business on March 19, 2001, 423,259 shares of Company Common Stock are subject to issuance pursuant to outstanding warrants to purchase Company Common Stock (the "Company Warrants"). Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (v) the name of the warrant holder; (w) the number of shares of Company Common Stock subject to such Company Warrant; (x) the purchase price of such shares of Company Common Stock subject to such Company Warrant;
(y) the date on which such Company Warrant was granted or assumed; and (z) the date on which such Company Warrant expires. The Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan, the standard forms of stock option agreements evidencing Company Options and each of the Company Warrants. There are no options or warrants outstanding to purchase shares of Company Common Stock other than pursuant to the Transaction Option Agreement and the Company Stock Option Plan and no warrants to purchase shares of the Company Stock other than the Company Warrants.

      (c) All outstanding shares of Company Common Stock, all shares of Company Common Stock which may be issued pursuant to the exercise of the Company Options and all shares of Company Common Stock which may be purchased pursuant to the Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.4). There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which require consent for any actions contemplated by this Agreement or the Transaction Option Agreement or which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

SECTION 3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2 hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. The Company owns all of the securities of its subsidiaries identified in Section 3.1 of the Company Disclosure Schedule, free and clear of all claims and Encumbrances (as defined below), and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding: liens for taxes, assessments, and governmental charges or levies not yet due or payable; and encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens. Except pursuant to the Transaction Option Agreement, Stockholders Agreement, Company Options and Company Warrants, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

SECTION 3.4 Authority; Non-Contravention.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Option Agreement and, subject to the Company Stockholder Approvals (as defined below), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") pursuant to the MGCL and the filing of the Certificate of Merger pursuant to DGCL. The affirmative vote of the holders of a majority of the total number of shares of Company Common Stock outstanding and entitled to vote thereon is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the Transaction Option Agreement have been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Transaction Option Agreement.

      (b) The execution and delivery of this Agreement and the Transaction Option Agreement by the Company do not, and the performance of this Agreement and the Transaction Option Agreement by the Company will not, (i) conflict with or violate any Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (c) No action by or in respect of, or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign, domestic or supranational ("Governmental Entity") or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the Transaction Option Agreement or the consummation by the Company of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with (i) the Secretary of State of the State of Delaware and the State Department of Assessments and Taxation of the State of Maryland and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and any other applicable securities law, whether state or foreign, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Surviving Corporation or have a Material Adverse Effect on the ability of the Company to consummate the transactions contemplated by this Agreement and the Transaction Option Agreement.

SECTION 3.5  SEC Filings; Company Financial Statements.

      (a) The Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement for the Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly present the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

      The balance sheet of the Company contained in the Company SEC Reports as of September 30, 2000 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials or in the Company SEC Documents filed, in each case, prior to the date hereof, neither Company nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, except (i) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or the Transaction Option Agreement.

      (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

SECTION 3.6 Absence of Certain Changes or Events.

      (a) Since the date of the Company Balance Sheet, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement and the Transaction Option Agreement) and there is not and has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or give rise to a Material Adverse Change (as defined in Section 9.3(c)) on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iv) any revaluation by the Company of any of its material assets, other than in the ordinary course of business, or
(v) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement and the Transaction Option Agreement or perform its obligations hereunder or thereunder.

      (b) Since the date of the Company Balance Sheet and through the date of this Agreement, there has not been (i) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries, (ii) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their directors, officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their directors, officers or employees, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any creation or other incurrence by the Company or any of its subsidiaries of any lien on any material asset other than in the ordinary course of business consistent with past practices, (vi) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned subsidiaries (or advances to employees) in the ordinary course of business consistent with past practices, (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (viii) any change in terms from the standard forms of licensing agreement for Company Intellectual Property Rights that are attached to Section 3.6(b)(viii) of the Company Disclosure Schedule in connection with any agreement for the licensing of any Company Intellectual Property Rights, including through discounts or similar practices, lengthening the term of licenses, changing the basis of pricing or terms of such licenses, or modifying the indemnification provisions or (ix) any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in (i) through (viii) above.

SECTION 3.7  Taxes.

      (a) The Company and each of its subsidiaries have timely filed or caused to be filed all federal, state, local, foreign and other returns, estimates, information statements and reports ("Returns") relating to Taxes (as defined in Section 3.7(u)) required to be filed by or on behalf of the Company and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and the Company and each of its subsidiaries have paid all Taxes due, whether or not such Taxes have been shown to be due on such Returns. Neither the Company nor any of its subsidiaries has requested an extension of time within which to file any Return.

      (b) Except as is not material to the Company, the Company and each of its subsidiaries have withheld with respect to its employees and other persons all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

      (c) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries. The Company and its subsidiaries have not executed any unexpired waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax, and no power of attorney with respect to Tax matters has been executed or filed with any Tax authority.

      (d) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment.

      (e) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

      (f) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

      (g) There is no agreement, plan or arrangement to which the Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code, or which would impose a withholding Tax obligation on Parent, the Company or the Surviving Corporation for amounts described in Section 4999 of the Code.

      (h) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

      (i) Neither the Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

      (j) Neither the Company nor any of its subsidiaries will be required (either as a result of the transactions contemplated by this Agreement or otherwise), after the Effective Time, to include in taxable income income attributable to, or that accrued in, a pre-Effective Time taxable period but was not recognized in a pre-Effective Time taxable period as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or under Section 481 of the Code or any comparable provision of any other Tax law or for any other reason.

      (k) Neither the Company nor any of its subsidiaries has been distributed in a transaction qualifying under Section 355 of the Code within the last two
(2) years, nor has the Company or any of its subsidiaries distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

      (l) Neither the Company nor any of its subsidiaries has any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement).

      (m) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company or any of its subsidiaries that are, or if issued would be, binding on the Company or any of its subsidiaries.

      (n) Neither the Company nor any of its subsidiaries has ever (i) made an election under Section 1362 at the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law.

      (o) Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), and neither the Company nor any of its subsidiaries has any liability for the taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise.

      (p) Neither the Company nor any of its subsidiaries has, or has had, a permanent establishment in (or would otherwise be treated as having engaged in business in), any foreign country.

      (q) No portion of the amounts deliverable pursuant to this Agreement to holders of Company Common Stock is subject to Tax withholding, including but not limited to the Tax withholding provisions of Section 3406 of the Code, or of subchapter A of Chapter 3 of the Code, or of any other provision of law.

      (r) None of the shares of Company Common Stock outstanding are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

      (s) There are no encumbrances for Taxes (except for encumbrances for Taxes not yet due and payable) on any of the assets of the Company or any of its subsidiaries.

      (t) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnerships, limited liability company or other arrangement which could be treated as a partnership for tax purposes.

      (u) For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(ii) any liability for
payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

SECTION 3.8  Properties.

      (a) The Company or one of its subsidiaries (i) has good and marketable title to all the properties and assets (A) reflected in the Company Balance Sheet as being owned by the Company or one of its subsidiaries (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after the date of the Company Balance Sheet, in each case, which are material to the Company's business on a consolidated basis, free and clear of all Encumbrances, except statutory Encumbrances securing payments not yet due and such Encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates (x) reflected in the Company Balance Sheet or (y) acquired after the date of the Company Balance Sheet, in each case, which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto, and there is no material default thereunder by the lessee or, to the Company's knowledge, as of the date hereof, the lessor. The Company has not received notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises owned or leased by the Company or any of its subsidiaries or any part thereof or of any sale or other disposition of any such owned or leased premises or any part thereof in lieu of condemnation. Section 3.8 to the Company Disclosure Schedule sets forth a list of all leases of real property to which the Company or its subsidiaries is a party.

SECTION 3.9 Intellectual Property.

      (a) The Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, trade secrets, and any applications therefor, maskworks, formulae, net lists, designs, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or currently proposed to be used in the business of the Company as currently conducted or as currently proposed to be conducted by the Company (excluding any of the foregoing validly licensed or purchased from third parties as set forth on Section 3.9(b) to the Company Disclosure Schedule) (the "Company Intellectual Property Rights"). Section 3.9(a) to the Company Disclosure Schedule sets forth a list of all trademarks, service marks, trade names, registered copyrights (and any applications for the registration thereof), patents, and patent applications owned or licensed and used or held for use by the Company that relate to or are part of the Company's products or currently proposed products or are used in the business of the Company, specifying as to each, as applicable: (i) identifying such right as a patent, trademark, etc.; (ii) the registrant or applicant of such right; and (iii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. The Company has received properly executed assignments for each of the Company's patents and patent applications listed in Section 3.9(a) to the Company Disclosure Schedule, and has properly recorded the assignments for each of Company's United States patents and patent applications in the United States Patent and Trademark Office. Where required, the Company has received properly executed assignments for all other Company Intellectual Property Rights and has properly recorded such assignments with the appropriate domestic or foreign filing offices.

  (b) Section 3.9(b) to the Company Disclosure Schedule sets forth a complete list of (i) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right or any trade secret material to the Company, including the identity of all parties thereto excepting (A) the Company's non-exclusive end user licenses of its products entered into through "click wrap" agreements and (B) non-exclusive end user licenses of the Company's products that do not deviate in any material respect from the Company's standard end user license agreement in the form made available to Parent; and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use (1) any third party patents, trademarks, trade secrets or copyrights (including software) (the "Company Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of, or were utilized in the development of, any Company product or currently proposed product, or (2) any trade secret of a third party in or as to any Company product or currently proposed product, including in each instance the identity of all parties thereto excepting (A) non-exclusive license agreements to commercially available software that are embodied in "click-wrap" or "shrink-wrap" license agreements and (B) non-exclusive licenses of commercially available software under non-negotiated agreements that, in the case of each of (ii)(2)(A) and (B), would not result in the payment of any royalty, fee or other compensation to any other person or limit, impair or alter the Company's methods or manner of licensing or distribution. Assuming that the other party thereto had due power and authority to execute and deliver such licenses and assignments, the Company Third Party Intellectual Property Rights have been duly and validly assigned to or licensed by the licensor of such right to the Company, and each such assignment or license is in full force and effect, and is enforceable in accordance with its terms. None of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company, any subsidiary of the Company or any of their respective successors or assigns of any version or release of any computer program included in the Company Intellectual Property obligates or will obligate the Company, any subsidiary of the Company or any of their respective successors or assigns to pay any royalty, fee or other compensation to any other person. Neither the Company nor any of its subsidiaries is obligated to provide support of any computer program included in the Company Intellectual Property other than pursuant to the terms of the Company's standard end-user license in the ordinary course of the Company's business.

  (c) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the Transaction Option Agreement or the performance of its obligations hereunder or thereunder, in breach or violation of any license, sublicense or agreement described on Section

3.9(b) to the Company Disclosure Schedule. No third party has informed the Company orally or in writing of any claims with respect to the Company Intellectual Property Rights or the Company Third Party Intellectual Property Rights (to the extent arising out of any use, reproduction or distribution of such Company Third Party Intellectual Rights by or through the Company), and to the Company's knowledge, no such claims have been asserted or are threatened by any person. The Company does not know of any facts that would form a basis for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or currently proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as currently proposed to be conducted by the Company; (iii) challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use, or the validity, enforceability or effectiveness of, the Company Third Party Intellectual Property Rights.

  (d) All registered trademarks, service marks, and copyrights held by the Company are valid and subsisting. The Company has no knowledge of any facts, other than any facts disclosed to the Patent Office, which the Company reasonably believes would form a basis for challenging the validity or enforceability of any patent held by the Company and such patents are subsisting, and all patent applications held by Company are pending in their respective patent office, and the Company has no knowledge of any facts, other than any facts disclosed to the Patent Office, that the Company reasonably believes would form a basis for a refusal of, or of any defects in the prosecution of any such application that would irrevocably foreclose, the grant of patent rights under such application. Notwithstanding the foregoing, no representation is made as to the events and decisions of the prosecution of any patents or patent applications after the date of this Agreement, including the discovery and disclosure of additional prior art, the amendment of claims or the abandonment of any patent applications. To the knowledge of the Company, there has been and is no unauthorized use, disclosure, infringement or misappropriation of any of the Company Intellectual Property Rights or any Company Third Party Intellectual Property Right to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) has not been threatened or charged in writing, orally or otherwise with infringement or violation of any patents, trademarks, service marks, copyrights or trade secrets or other proprietary right of any third party; and (iii) has no knowledge of any facts that would form a basis for any such threat or claim.

  (e) No Company Intellectual Property Right or Company Third Party
Intellectual Property Right is subject to any outstanding order, judgment, decree, legal or governmental proceeding (other than pending applications for patent, trademark registration or copyright registration) or stipulation restricting in any manner the licensing thereof by Company, other than the effect of applicable laws and regulations that restrict the licensing of technology generally, such as export control restrictions. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Third Party Intellectual Property Right.

      (f) The Company has taken reasonable measures to protect and preserve (i) the validity and enforceability of trademarks included in the Company Intellectual Property Rights, (ii) the confidentiality, validity and enforceability of copyrights and pending patent applications included in the Company Intellectual Property Rights, (iii) the validity and enforceability of patents included in the Company Intellectual Property Rights, and (iv) the confidentiality, validity and enforceability of its trade secrets and other confidential information. Since the Company and its subsidiaries have owned any programs constituting a portion of the Company Intellectual Property Rights, the Company and its subsidiaries have disclosed source code to such programs only pursuant to confidentiality terms that reasonably protect the Company's rights in such programs. Except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, which source code escrow agreements are described in Section 3.9(f) of the Company Disclosure Schedule, no person (other than the Company and its subsidiaries) is in possession of any source code for any computer program included in the Company Intellectual Property Rights. All employees, contractors, agents and consultants of the Company have executed a nondisclosure and assignment of inventions agreement to protect the confidentiality and to vest in the Company exclusive ownership of such intellectual property rights in the form attached to Section 3.9(f) of the Company Disclosure Schedule, and to the Company's knowledge, no such person has violated such agreement. To the knowledge of the Company, no material trade secret or confidential information of the Company has been used, divulged, appropriated or misappropriated for the benefit of any person other than the Company or otherwise to the detriment of the Company. To the knowledge of the Company, no employee, contractor, agent or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company. The Company has no written or, to the Company's knowledge, oral agreements with employees, contractors, agents or consultants with respect to the ownership of inventions, trade secrets or other works created by them as a result of which any such employee, contractor, agent or consultant may have nonexclusive rights to any portion of the Company Intellectual Property Rights so created by such individual.

      (g) To the Company's knowledge, no officer, employee, contractor, agent or consultant of the Company is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, contractor, agent or consultant to be employed or engaged by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to the Company's knowledge the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject the Company to any liability with respect to any of the foregoing matters.

SECTION 3.10 Compliance with Laws.

      (a) Neither the Company nor any of its subsidiaries is in conflict with, or has violated or is in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity is pending or, has been threatened in a writing delivered to the Company against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no judgment or injunction or to the Company's knowledge, order or decree, in each case, binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

      (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities (including, without limitation all such permits required under environmental laws) that are material to or required for the operation of the business of the Company as currently conducted (collectively, the "Company Permits"), and are in compliance with the terms of the Company Permits, except where the failure to hold or be in compliance with such Company Permits, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (c) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any environmental law. There are no material liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability. For purposes of this Section, the terms "Company" and "subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its subsidiaries.

SECTION 3.11 Litigation. There are no claims, suits, actions, arbitrations, investigations or proceedings (or any basis therefor) pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, any of its subsidiaries, any officer, director or employee of the Company or any of its subsidiaries or any person for whom the Company or any subsidiary may be liable or any of their respective properties, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or the Transaction Option Agreement or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or delay the ability of the parties hereto to consummate the transactions contemplated by this Agreement or the Transaction Option Agreement or for the Company to perform its obligations hereunder or thereunder. As of the date hereof, no director, officer or employee of the Company has asserted a claim to seek indemnification from the Company under any of the Company Charter Documents or any indemnification agreement between the Company and such person.

SECTION 3.12  Employee Benefit Plans.

      (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee;

            (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

            (iii) "DOL" shall mean the Department of Labor;

            (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any subsidiary of the Company;

            (v) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any subsidiary of the Company, on the one hand, and any Employee or consultant of the Company or any subsidiary of the Company, on the other hand;

            (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

            (vii) "ERISA Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
      (m) or (o) of the Code and the regulations issued thereunder;

            (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

            (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

            (x) "IRS" shall mean the Internal Revenue Service;

            (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

            (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation;
      and

            (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      (b) Schedule. Section 3.12 of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement and, to the knowledge of the Company, any other material benefit plan, program, or arrangement in which an Employee is eligible to participate (each plan other than a Company Employee Plan, an "Outsourced Plan"). The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any Company Employee Plan, Employee Agreement or Outsourced Plan, nor does it have any intention or commitment to do any of the foregoing.

      (c) Documents. The Company has made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination or opinion letter, and all rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan. Additionally, the Company has provided information with respect to the Outsourced Plans to the extent reasonably practicable, including but not limited to, a copy of each Outsourced Plan.

      (d) Employee Plan Compliance. Except in each case, as would not, individually or in the aggregate, result in a material liability to the Company:
(i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code has received an opinion or determination letter from the Internal Revenue Service that it is so qualified or has remaining a period of time to obtain such a letter from the IRS, and no event has occurred since the date of such determination that could reasonably be expected to result in the revocation of, or materially adversely affect, such qualification; (iii) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than currently outstanding stock options) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan; and
(viii) all contributions due from Company or any Affiliate (including employee contributions withheld from pay) with respect to any of Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet, all tax returns including annual reports (Form 5500) have been timely filed.

      (e) Pension Plans. Neither the Company nor any ERISA Affiliate of the Company has now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (f) Multiemployer Plans. At no time has the Company or any ERISA Affiliate of the Company contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to the Company.

      (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

      (h) Effect of Merger. The execution of this Agreement and the Transaction Option Agreement and the consummation of the transactions contemplated hereby and thereby will not

(either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than full vesting as a result of partial or full plan termination of a qualified plan), distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (i) Employment Matters. The Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees. There are no pending, or, to the Company's knowledge, threatened material claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no Employee of the Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

      (j) Labor. That (1) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the knowledge of the Company, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries; (5) to the knowledge of the Company, the Company and each subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (6) the Company has paid in full to all employees of the Company and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statue or other law; (7) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor to the knowledge of the Company will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time; and (8) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), and all other employee notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

      (k) International Employee Plans. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has material unfunded liabilities that as of the Effective Time, will not be offset by insurance or that are not fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason in accordance with the terms of each such International Employee Plan (other than expenses typically incurred in a termination event).

SECTION 3.13 Certain Agreements. As of the date hereof, neither the Company nor any of its subsidiaries is a party to or is bound by:

      (a) Any employment or consulting agreement or commitment with any officer, employee or member of the Company's Board of Directors, that, individually or in the aggregate, is material to the Company, other than those that are terminable by Company or any of its subsidiaries on no more than 30 days notice without liability or financial obligation, except to the extent general principles of law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

      (b) Any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Transaction Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Transaction Option Agreement;

      (c) Any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan or sale of debt securities;

      (d) Any material agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit the Company or the Surviving Corporation or any of its subsidiaries after the Effective Time;

      (e) Any agreement or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Company's subsidiaries; or

      (f) Any agreement or commitment currently in force providing for capital expenditures by the Company or its subsidiaries in excess of $100,000.

      The agreements required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through (f) above or pursuant to Section 3.9 or that are required to be filed with any

Company SEC Report ("Company Contracts") are valid and in full force and effect, except to the extent that such invalidity would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to the Company. Neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any other party thereto, is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.14 Brokers' and Finders' Fees. Except for fees payable to Lehman Brothers pursuant to an engagement letter a copy of which has been provided to Parent, neither the Company nor any subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transaction Option Agreement or any transaction contemplated hereby or thereby.

SECTION 3.15 Insurance. Section 3.15 of the Company Disclosure Schedule sets forth a list of the Company's and its subsidiaries policies of insurance and bonds. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such material policies.

SECTION 3.16 Disclosure. Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by the Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representations or warranty is made by the Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

SECTION 3.17 Fairness Opinion. The Company has received the opinion of Lehman Brothers to the effect that, as of the date thereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion has been delivered to Parent.

SECTION 3.18 Related Party Transactions. No director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries (i) has outstanding any indebtedness or other similar obligations to the

Company or any of its subsidiaries; (ii) to the knowledge of the Company, is a participant in any transaction to which the Company or any of its subsidiaries is a party or (iii) to the knowledge of the Company, is otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries. No officer of the Company owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, or (2) is engaged in a business related to the business of the Company or any of its subsidiaries.

SECTION 3.19 Joint Ventures; Partnerships and Similar Arrangements. The Company has no ownership or partnership interests in and no other economic rights to any joint venture, partnership or similar arrangement and is not a party to any agreement relating to a joint venture, partnership or similar arrangement. There are no agreements, orally or in writing, obligating the Company to discuss, consider or form any joint venture, partnership or similar arrangement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, and is duly qualified or licensed to business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not be reasonably expected to have; individually or in the aggregate, a Material Adverse Effect on Parent. Parent and Merger Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws, and each such instrument is in full force and effect.

SECTION 4.2 Authority; Non-Contravention.

      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Stockholders Agreement and the Transaction Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stockholders Agreement and the Transaction Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement, the Stockholders Agreement and the Transaction Option Agreement have been duly executed and delivered by each of Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitute the valid and binding obligations of Parent and Merger Sub enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. There is no vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Stockholders Agreement or the Transaction Option Agreement.

      (b) The execution and delivery of this Agreement, the Stockholders Agreement and the Transaction Option Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement, the Stockholders Agreement and the Transaction Option Agreement by each of Parent and Merger Sub will not result in any violation pursuant to any provision of the respective Articles or Certificates of Incorporation or Bylaws of Parent or Merger Sub or, except as to which requisite waivers or consents have been obtained prior to the date hereof and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (c) of this Section 4.2 are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement, the Stockholders Agreement and the Transaction Option Agreement by each of Parent and Merger Sub or the consummation by each of Parent or Merger Sub of the transactions contemplated hereby or thereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of (x) the Schedule TO in connection with the commencement and consummation of the Offer and (y) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement, the Stockholders Agreement and the Transaction Option Agreement and the transactions contemplated hereby and thereby; (C) the notice to and mailing of the Schedule TO to the NASD pursuant to Rule 14d-3 under the Exchange Act, (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws.

SECTION 4.3 Information Supplied. Neither the Schedule TO, the Offer Documents, nor any of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders, and at any time any of them are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, nor will the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub for inclusion in the Schedule TO, the Offer Documents, the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, Parent shall promptly notify the Company and, in the case of any of the Schedule TO, the Offer Documents or the Proxy Statement, promptly take any such required action. The Schedule TO, the Offer Documents and the Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representations or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any such documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

SECTION 4.4 Board Recommendation. The Boards of Directors of the Parent and Merger Sub at meetings duly called and held, has by the unanimous vote of their directors determined that each of the Offer and the Merger is fair to and in the best interests of Parent and Merger Sub and has approved the same.

SECTION 4.5 Brokers' and Finders' Fees. Except for fees payable to Merrill Lynch, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transaction Option Agreement or any transaction contemplated hereby or thereby.

SECTION 4.6 Funds Available. Parent has, and at all times from the date of this Agreement through the expiration of the Offer and the Effective Time will have, and will make available to Merger Sub, all funds necessary for the acquisition of all Shares pursuant to the Offer and the Merger.

SECTION 4.7 SEC Filings; Parent Financial Statements. Since September 30, 2000, there has not been with respect to Parent any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the Stockholders Agreement and the Transaction Option Agreement or perform their obligations hereunder or thereunder.

SECTION 4.8 Litigation. There are no claims, suits, actions, arbitrations, investigations or proceedings (or any basis therefor) pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent, any of its subsidiaries, any officer, director or employee of Parent or any of its subsidiaries or any person for whom Parent or any subsidiary may be liable or any of their respective properties, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement or the Transaction Option Agreement or prevent or delay the ability of the parties hereto to consummate the transactions contemplated by this Agreement, the Stockholders Agreement or the Transaction Option Agreement or for Parent or Merger Sub to perform its obligations hereunder or thereunder.

                                    ARTICLE V

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

SECTION 5.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, during that period the Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.

      In addition, except as contemplated or permitted by the terms of this Agreement and the Transaction Option Agreement, and except as contemplated by this Agreement or the Transaction Option Agreement, and except as set forth in
Section 5.1 of the Company Disclosure Schedule, without the prior written consent of Parent during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

      (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

      (b) Grant any severance or termination pay to any director, officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable law), copies of which have been provided to Parent, or adopt any new severance plan;

      (c) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any Company Intellectual Property Rights, or transfer or license to any person or entity, any Company Intellectual Property Rights, other than non-exclusive licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice; provided that any such license (even if entered into in the ordinary course consistent with past practice) that has a value of $500,000 or more shall require the written consent of Parent;

      (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company;

      (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

      (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of outstanding Company Options, and (ii) pursuant to grants of Company Options to newly hired employees in the ordinary course of business consistent with past practice, and not to exceed in the aggregate pursuant to this clause
(ii) 75,000 shares of Company Common Stock, during the first 60 days following the date of this Agreement, and increasing by 25,000 shares for each 30 day period thereafter, provided that such Company Options provide for standard vesting over a four-year period (one (1) year cliff vesting, with quarterly vesting thereafter);

      (g) Cause, permit or propose any amendments to the Company Charter Documents;

      (h) Acquire or agree to acquire by merging or consolidating with, or, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships or alliances;

      (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

      (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

      (k) Except as required to comply with any Legal Requirement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than with respect to employees and consultants (other than officers) in the ordinary course of business consistent with past practice, or change any management policies or procedures;

      (1) Make any material capital expenditures, except in accordance with the current Company annual budget and plan, as previously disclosed to Parent;

      (m) Modify, amend or terminate any Company Contract to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder other than in the ordinary course of business consistent with past practice;

      (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

      (o) Change in any term from the standard forms of licensing agreement attached to Section 3.6(b)(viii) of the Company Disclosure Schedule in connection with any agreement for the license of Company Intellectual Property Rights to a third party, including through discounts or similar practices, lengthening the term of any license, changing the basis of pricing or the modification of any indemnification provisions or any change in any agreement for the license of the Company's Intellectual Property Rights if such license has a value of $500,000 or more;

      (p) Pay, discharge or satisfy any claims (including claims of stockholders), indebtedness, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities, indebtedness or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document;

      (q) Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

      (r) Enter into or amend any collective bargaining agreement;

      (s) Settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $500,000;

      (t) Take any action that would materially delay the consummation of the transactions contemplated hereby;

      (u) Other than in the ordinary course of business and consistent with past practice, make or change any material Tax election, amend any Return or take any other action (or fail to take any other action) in respect of Taxes, in each case, if such action (or failure to take action) would reasonably be expected to have the effect of increasing the Tax liability of Parent or any of its affiliates (including the Company and its subsidiaries) for periods ending on or after the Closing Date; or

      (v) Enter into any joint venture, partnership or other similar arrangement;

      (w) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (v) above.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company Stockholders Meeting.

      (a) As soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Merger Sub in the Offer, the Company and Parent shall prepare and file with the SEC a proxy statement (if required by applicable law) in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"). The Company shall use its reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

      (b) The Company will, as soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Merger Sub in the Offer, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the "Company Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated hereby. At the Company Stockholders Meeting, Parent shall cause all of the shares of Company Common Stock then owned by Parent and Merger Sub and any of their subsidiaries or affiliates to be voted in favor of the Merger. Parent and Merger Sub will, and will direct the directors of the Company designated by Parent and Merger Sub to, take all actions and do all things necessary or advisable to cause the Merger to occur as promptly as practicable pursuant to the terms of this Agreement.

      (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Parent or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto agree, at the request of Merger Sub, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 3-106 of the MGCL.

      (d) Parent shall (i) cause Merger Sub promptly to submit this Agreement and the Transaction Option Agreement and the transactions contemplated hereby and thereby for approval and adoption by Parent by written consent of sole stockholder; (ii) cause the shares of capital stock of Merger Sub to be voted for adoption and approval of this Agreement and the Transaction Option Agreement and the Merger and the other transactions contemplated hereby and thereby; and (iii) cause to be taken all additional actions necessary for Merger Sub to adopt and approve this Agreement and the Transaction Option Agreement and the transactions contemplated hereby and thereby.

SECTION 6.2  Antitrust Filings; Other Filings.

      (a) Promptly but in no event more than five business days after the date of this Agreement, Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Company shall promptly supply Parent with any information which may be required in order to effectuate any filings pursuant to this
Section 6.2.

      (b) Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Offer Documents, Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Offer Documents, Proxy Statement, the Merger or any Antitrust Filing or Other Filing. The Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under
Section 6.1 and this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Company Proxy Statement or any Antitrust Filing or Other Filing, Parent will promptly inform the Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company such amendment or supplement.

      (c) Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options, as described in Section 2.9 of this Agreement, within 30 days after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

SECTION 6.3 No Solicitation.

      (a) Subject to Section 6.3(b), from the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

      (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that, subject to the Company's compliance with Section 6.3(a), has made (and not withdrawn) a bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines (after consultation with the Company's financial advisor) constitutes, or in the case of a bona fide Acquisition Proposal that provides that the consideration being offered to the Company's shareholders is in the form of stock, could constitute, a Superior Proposal,
(ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (iii) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Parent, or fail to make its Recommendations, and/or (v) take any action ordered to be taken by the Company by any court of competent jurisdiction if, in each case (1) neither the Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.3, (2) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that it is necessary for the Board of Directors to take such action in order to satisfy its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement (as defined in Section 6.6), (4) gives Parent prompt advance notice of its intent to furnish such nonpublic information or enter into such discussions (which notice shall in no event be given less than one (1) business day prior to furnishing such information or entering into such discussions), and (5) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.3 by the Company.

      (c) In addition to the obligations of the Company set forth in paragraph
(a) of this Section 6.3, the Company as promptly as reasonably practicable shall advise Parent orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or group making any such Acquisition Proposal or inquiry. The Company will keep Parent informed as promptly as reasonably practicable of any amendments of any such Acquisition Proposal or inquiry.

      For purpose of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of Company determines in good faith by a majority vote, after consultation with its financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company's stockholders than as provided hereunder.

      For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party, other than Parent, Merger Sub or any affiliate thereof, relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the consolidated assets of the Company; (C) any liquidation or dissolution of the Company or (D) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 6.4 Obligations of Merger Sub. Parent will take all reasonable action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.5 Voting of Shares. Parent and Merger Sub agree to vote all Shares acquired in the Offer or otherwise beneficially owned by them or any of their subsidiaries in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders Meeting or pursuant to Section 3-106 of the MGCL, on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.6 Confidentiality; Access to Information.

      (a) The parties acknowledge that the Company and Parent have previously executed the Mutual Non-Disclosure Agreement, dated as of March 1, 2001, between the Company and Parent (the "Confidentiality Agreement") which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

      (b) The Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request, including without limitation copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. Parent will afford the Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, as Company may reasonably request No information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer and the Merger.

SECTION 6.7 Public Disclosure. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Offer, Merger, this Agreement, the Transaction Option Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange; provided, however, that this Section 6.7 shall terminate in the event the Board of Directors of the Company shall withdraw its Recommendations. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

SECTION 6.8  Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement and the Transaction Option Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Transaction Option Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in the Annex A and Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the delivery a notice with respect to the transactions contemplated by this Agreement to each holder of a Company Warrant pursuant to the applicable notice provision of such Company Warrant and in accordance with the terms thereof, (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the Transaction Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, except pursuant to the Transaction Option Agreement, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or the Company or its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), in each case, where such action would reasonably be expected to have a Material Adverse Effect on Parent.

      (b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby,
(iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement or the Transaction Option Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Transaction Option Agreement, in each case, such that the conditions set forth in the Annex A or Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Option Agreement. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement or the Transaction Option Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Transaction Option Agreement, in each case, such that the conditions set forth in the Annex A or Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Option Agreement.

SECTION 6.9  Indemnification.

      (a) For six (6) years after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Parent will cause to be maintained for a period of not less than six (6) years from the Effective Time a "tail" directors' and officers' insurance and indemnification policy for the Company's current and former directors' and officers' to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, on terms and conditions substantially similar to the existing D&O Insurance. If the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such six-year period, Parent will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of 150% of the amount per annum the Company paid in its last full fiscal year, on terms and conditions substantially similar to the existing D&O Insurance. It is understood that, unless made by a court, any determination as to whether a person seeking indemnification pursuant to this Section 6.9 has met any applicable legal standard for indemnification shall be made by a committee consisting of at least two of Parent's independent directors.

      (b) In the event Parent of the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.9, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 6.9; provided that, in the case of any such assignment by Parent or the Surviving Corporation, Parent and the Surviving Corporation shall remain liable for all of their respective obligations under this Agreement. This Section 6.9 shall survive the Effective Time, is intended to benefit the current and former directors and officers of the Company, and shall be enforceable by any of them.

SECTION 6.10 Takeover Statutes. If any takeover statute is or may become applicable to the Offer or Merger or the other transactions contemplated by this Agreement or the Transaction Option Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Option Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions. The Company agrees that on and after the date hereof, it will not adopt any "poison pill" rights plan or any similar antitakeover plan or take any other action that would impede or prevent completion of the Offer, the Merger, this Agreement or the Transaction Option Agreement.

SECTION 6.11  Certain Employee Benefits.

      (a) As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements. Following the Effective Time, Parent or its affiliates shall either (i) continue (or cause the Surviving Corporation to continue) to maintain the Company Employee Plans (other than the Company's 401(k) Plan) on substantially the same terms in the aggregate as in effect immediately prior to the Effective Time, or (ii) arrange for each participant in the Company Employee Plans ("Company Participants") to participate in any similar plans of the Parent ("Parent Plans") on terms no less favorable than those offered to similarly situated employees of Parent or its affiliates, or (iii) arrange for a combination of clauses (i) and (ii); provided that Parent may terminate or change any such benefits at any time. Each Company Participant who continues to be employed by the Parent or its affiliates immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vest under the Parent Plans, including vacation accruals, for years of service with the Company. To the extent consistent with law, applicable tax qualification requirements and the applicable insurer's requirements and providing that Parent or affiliate can arrange such terms with the applicable insurer without a significant increase in the Parent or affiliates' cost of providing such benefit coverage, Parent or its affiliates shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in which they are eligible to participate immediately after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of and such benefit.

      (b) The Company's Board of Directors shall pass and not rescind resolutions satisfactory to Parent's counsel effectively terminating Company's 401(k) Plan effective immediately prior to the Appointment Time.

      (c) Parent agrees that with respect to any employee of the Company immediately prior to the Appointment Time whose employment with the Company, the Surviving Corporation, Parent or any of its subsidiaries is terminated other than for "cause" (as defined in the Guidelines (as defined below)) within six
(6) months following the Effective Time, Parent will provide severance benefits to such employee in accordance with Parent's Guidelines for

Terminations That Are Not For Cause Within Six Months Following An Acquisition (the "Guidelines"), a copy of which is attached to Section 6.11(c) of the Company Disclosure Schedule; provided, however, that such Guidelines shall not apply to any person who is an employee of the Company prior to the Appointment Time who has executed an employment agreement with Parent.

SECTION 6.12 Employment, Noncompetition, and Other Agreements. The Company agrees to cooperate with Parent in its efforts to negotiate employment, noncompetition or other agreements with key employees identified by Parent between the date hereof and the Effective Time.

SECTION 6.13 Limitation on the Company's Legal and Investment Banking Fees. The Company covenants and agrees that (a) all legal fees (including the fees of Fenwick & West LLP) incurred or to be incurred by the Company in connection with the transactions contemplated by this Agreement and the Transaction Option Agreement (excluding any fees arising as a result of any challenge to this Agreement or the Transaction Option Agreement) shall be based upon the Legal Representation Agreement between the Company and Fenwick & West LLP dated July 31, 2000 as provided to Parent, which shall not be amended without Parent's written consent, not to be unreasonably withheld, and (b) the investment banking and/or consulting fees (including, without limitation, the fees of Lehman Brothers) incurred or to be incurred by the Company in connection with the transactions contemplated by this Agreement and the Transaction Option Agreement shall be based upon the engagement letter between the Company and Lehman Brothers dated January 22, 2001 as provided to Parent, which shall not be amended without Parent's written consent, not to be unreasonably withheld.

SECTION 6.14 Transfer Tax. The Company, Merger Sub and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the holders of the Company Common Stock.

SECTION 6.15 Change of Control. Except as contemplated by Section 2.9, the execution and delivery of this Agreement and the Transaction Option Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Stock Plan, Benefit Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Stock Plan, Benefit Plan, agreement or otherwise or
(iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

SECTION 6.16 Silicon Valley Bank. Prior to the Effective Time, all indebtedness outstanding under any lines of credit, loans, credit facilities or otherwise payable to Silicon Valley Bank, whether for principal or interest and whether or not due, shall be paid, discharged and satisfied in full and all agreements with Silicon Valley Bank relating to any such indebtedness shall be terminated.

SECTION 6.17 Appointment of Director. In the sole discretion of the Board of Directors of Parent, Parent may appoint Marvin W. Adams as a director of Parent, provided that any such appointment shall be effective at or prior to the Effective Time.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The obligations of Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) if required by the MGCL, this Agreement and the Merger shall have been approved and adopted by the stockholders of Company;

      (b) Merger Sub shall have accepted for exchange and exchanged all of the Shares tendered pursuant to the Offer; and

      (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Company):

      (a) by mutual written agreement of Company and Parent; or

      (b) by either the Company or Parent, if:

            (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer, provided that Parent and Merger Sub shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) if the Offer is terminated or expires without Shares having been accepted for exchange as a result of a breach by Parent or Merger Sub of this Agreement; or

            (ii) the Offer has not been consummated on or before June 30, 2001 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section

      8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

            (iii) there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

            (iv) any representation or warranty of the other party contained in this Agreement or the Transaction Option Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall be or have become inaccurate such that, individually or in the aggregate, such inaccuracies would reasonably be expected to have a Material Adverse Effect on such other party, or (B) the other party fails to perform in any material respect any covenant contained in this Agreement or the Transaction Option Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein); provided, however, that if such inaccuracy or failure to perform is capable of being cured by such other party within 30 days following receipt by the terminating party of notice of such inaccuracy or failure to perform, the party wishing to terminate this Agreement shall give such notice and may not terminate this Agreement during such period, and if such inaccuracy or failure to perform is cured within such period, no such termination shall be permitted; or

      (c) by Parent if a Triggering Event shall have occurred.

      For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if, prior to the Appointment Time: (x) (i) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the Company stockholders any Acquisition Proposal, (ii) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its Recommendations, or failed to reaffirm its Recommendations on or before the second(2nd) business day following the date on which an Acquisition Proposal shall have been made; (iii) the Company shall have failed to include the Recommendations in the Offer Documents or the Schedule 14D-9; or (iv) a tender or exchange offer relating to 15% or more of the Shares shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within five (5) business days after such tender or exchange offer is first published, a statement disclosing that the Company recommends rejection of such tender or exchange offer and (y) at the time of any such approval, recommendation, withdrawal, modification, failure or tender or exchange offer, (i) any representation or warranty of the Company or any Stockholder made in the Stockholders Agreement shall be or have become inaccurate, or (ii) any Stockholder shall have failed to perform any covenant contained in the Stockholders Agreement, and such inaccuracy or failure, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Transaction Option Agreement.

      The party desiring to terminate this Agreement pursuant to this Section
8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

SECTION 8.2 Notice of Termination; Effect of Termination. Subject to 8.1(b)(iv), any proper termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) as set forth in this Section 8.2, Section 8.3 and
Article IX, each of which shall survive the termination of this Agreement, and
(ii) that nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. In the event that the Company gives Parent notice of an inaccuracy or failure to perform such that this Agreement would be subject to termination pursuant to Section 8.1(b)(iv), Parent shall cause Merger Sub to not consummate the Offer until such inaccuracy or failure to perform is cured.

SECTION 8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transaction Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

SECTION 8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

            Citrix Systems, Inc.
            6400 NW 6th Way
            Fort Lauderdale, FL  33309
            Attention: General Counsel
            Facsimile No.: 954-267-2862

      with a copy to:

            Testa, Hurwitz & Thibeault, LLP
            125 High Street
            Boston, Massachusetts 02110
            Attention: Jonathan M. Moulton, Esq.
            Facsimile No.: 617-248-7100

      (b) if to Company, to:

            Sequoia Software Corporation
            8890 McGaw Road
            Columbia, MD  21045
            Attention: Chief Executive Officer
            Facsimile No.: 410-715-6835

      with a copy to:

            Fenwick & West LLP
            275 Battery Street
            San Francisco, California  94111
            Attention: Douglas N. Cogen, Esq.
            Facsimile No.: 415-281-1350

SECTION 9.3  Interpretation; Certain Defined Terms.

      (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      (b) For purposes of this Agreement, the term "knowledge", "knows" or words of similar import mean with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter. For purposes of this definition, the "executive officers" of Company shall be those person listed on Section 9.3(b) of the Company Disclosure Schedule.

      (c) For purposes of this Agreement, the terms "Material Adverse Change" or "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance, occurrence or effect that either individually or in the aggregate with all other such changes, effects, events and occurrences is materially adverse to the business, properties, financial condition, assets, including tangible assets, capitalization or results of operations of such entity taken as a whole but shall exclude the effects of (i) any material adverse change in the Company's results of operations for, or financial condition in, any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of the Company's business arising from the transactions contemplated by this Agreement or the public announcement thereof, (ii) changes in general economic conditions, or (iii) changes affecting the industry generally in which the Company operates (provided that such changes do not affect the Company in a substantially disproportionate manner).

      (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

SECTION 9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Transaction Option Agreement, the Stockholders Agreement, the

Confidentiality Agreement, the Company Disclosure Schedule and Annex A (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, other than the Continuing Directors, and except as specifically provided in Section 6.9.

SECTION 9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

SECTION 9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that the provisions of this Agreement which are mandatorily governed by Maryland law or Delaware law shall be governed by, and construed in accordance with Maryland law or Delaware law, as applicable.

SECTION 9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

SECTION 9.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                   CITRIX SYSTEMS, INC.


                                   By:     /s/ John P. Cunningham
                                         --------------------------------------
                                   Name:   John P. Cunningham
                                   Title:  Chief Financial Officer,
                                           Treasurer, Senior Vice President,
                                           Finance and Administration
                                           and Assistant Secretary


                                   SOUNDGARDEN ACQUISITION CORP.


                                   By:     /s/ John P. Cunningham
                                         --------------------------------------
                                   Name:   John P. Cunningham
                                   Title:  President and Chief Executive Officer


                                   SEQUOIA SOFTWARE CORPORATION


                                   By:     /s/ Richard C. Faint, Jr.
                                         --------------------------------------
                                   Name:   Richard C. Faint, Jr.
                                   Title:  Chief Executive Officer

ANNEX A

      The capitalized terms used in this Annex A shall have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of March 20, 2001, among Parent, Merger Sub and the Company (the "Merger Agreement") to which this Annex A is attached.

                             CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment if, by the expiration of the Offer (as it may be extended in accordance with Section 1.1 of this Agreement) (i) the Minimum Condition shall not have been satisfied; (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; or (iii) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall have occurred and be continuing:

      (A) There shall be instituted or pending any action, proceeding or claim brought by a Governmental Entity by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational (other than actions, proceedings, applications or counterclaims filed or initiated by Merger Sub), which (i) seeks to challenge the acquisition by Merger Sub of the Shares, restrain, prohibit or delay the making or consummation of the Offer or the Merger, prohibit the performance of any of the contracts or other agreements entered into by Merger Sub or any of its affiliates in connection with the acquisition of the Company or the Shares, or obtain any material damages in connection with any of the foregoing, (ii) seeks to make the purchase of or payment for, some or all of the Shares pursuant to the Offer, the Merger or otherwise, illegal, (iii) seeks to impose or is reasonably likely to result in material limitations on the ability of Merger Sub or any of its affiliates to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) is reasonably likely to result in a material diminution in the benefits expected to be derived by Parent and Merger Sub as a result of the transactions contemplated by the Offer, including the Merger, or (vi) seeks to impose voting, procedural, price or other requirements in addition to those under MGCL, DGCL and federal securities laws (each as in effect on the date of the Offer to Purchase) or any material condition to the Offer;

      (B) There shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any domestic, foreign or supranational government or any governmental, administrative or regulatory authority or agency or by any court or tribunal, domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, order or injunction that, directly or indirectly, would be reasonably likely to result in any of the consequences referred to in clauses (i) through (vi) of paragraph (A) above;

      (C) There shall have occurred any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market;

      (D) The representations and warranties of the Company contained in the Merger Agreement or the Transaction Option Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not be true and correct as of the date of the expiration of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement or the Transaction Option Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (3) for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (E) The obligations of the Company contained in the Merger Agreement or the Transaction Option Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not have been performed or complied with in all material respects by the Company;

      (F) The Merger Agreement shall have been terminated in accordance with its terms; or

      (G) The Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal (provided that a change in the Recommendations of the Board of Directors of the Company shall not, in and of itself, constitute the announcement of, or entry into, such an agreement).

      The foregoing conditions are for the sole benefit of Merger Sub and its affiliates and may be asserted by Merger Sub regardless of the circumstances (other than any action or inaction by Parent, Merger Sub or any of their affiliates) giving rise to any such condition or may be waived by Merger Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.